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                                LOCK-UP AGREEMENT
                                  July 5, 1999


Unitrend, Inc.
4665 W. Bancroft
Toledo, Ohio 43615

Ladies and Gentlemen:

         The Undersigned understands that Unitrend, Inc., a Nevada corporation, (the "Company") intends to provide for public offering of shares of common stock of the Company (the "Securities") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission.

         In consideration of the Company's efforts to offer and sell the Securities pursuant to the public offering, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Undersigned agrees that he will not, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, grant any security interest in, pledge, margin, hypothecate, or otherwise sell, convey or dispose of the following shares of the Company's common stock (the "Locked-Up Shares") or any other Restricted Securities during the Lock-Up Period:

         Five hundred thousand (500,000) presently-uncertificated shares, subject to all stock splits

         The "Lock-Up Period" shall be the period beginning on the date hereof and ending at the earliest of:

         (i) the date that Mr. Conrad A.H. Jelinger can publicly sell all or a portion of his shares; or

         (ii) 10 months following the effective date of the Prospectus relating to the public offering of the Securities.

The "Locked-Up Shares" shall include any securities convertible into or exchangeable for the Locked-Up Shares, or any interest in such securities or rights, owned directly by the Undersigned or with respect to which the Undersigned has the power of disposition, at any time prior to the effective date of the Registration Statement.

The "Restricted Securities" shall be any of the Company's common stock (the "Common Stock"), or any options or warrants to purchase any Common Stock, or any securities convertible into or exchangeable for Common Stock, or any interest in such securities or rights, owned directly by the Undersigned or with respect to which the Undersigned has the power of disposition, in any such case whether now owned or hereafter acquired at any time prior to the effective date of the Registration Statement, except any subsequently acquired Restricted Securities that are otherwise subject to lock-up restrictions shall be subject to such restrictions.
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         The Undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of any of the Restricted Securities held by the Undersigned. The Company's Board may in its absolute discretion without notice, release all or any portion of the securities subject to this Lock-Up Agreement or any similar agreement executed by any other security holder, and if the Company's Board releases any securities of any other security holder, securities of the Undersigned shall not be entitled to release from this Lock-Up Agreement.

         In the event that the Undersigned owns no Common Stock of the Company at the date hereof or prior to the Effective Date, but has the right to acquire Common Stock of the Company pursuant to options or warrants, and if the Undersigned exercises such options or warrants prior to the expiration of the Lock-Up Period commencing on the Effective Date, he agrees that the Common Stock purchased on such exercise of options or warrants will be subject to the terms of this Lock-Up Agreement for the remaining portion of such Lock-Up Period. In addition, the Undersigned agrees that he will not convey, sell, pledge, margin, hypothecate or otherwise dispose of such Common Stock pursuant to the exemption afforded by Rule 701 under the Securities Act of 1933, as amended, during such Lock-Up Period without the prior written consent of the Company's Board.

         The Undersigned further agrees that he shall not enter into any swap or other arrangement that transfers or conveys all or a portion of the economic consequences associated with the ownership of any Common Stock owned by the Undersigned at the date hereof, or that the Undersigned obtains ownership of during the Lock-Up Period (regardless of whether any of the transactions are to be settled by the delivery of Common Stock, other securities, cash or otherwise), for the Lock-Up Period without the prior written consent of the Company's Board.

         In the event Undersigned desires or is directed to transfer, convey, or otherwise dispose of all or any part of his shares in the Company during the Lock-Up Period he shall deliver written notice of such desire or direction to the Company's Board, specifying the number of shares he desires or is directed to dispose of. On receipt of such notice, the Company, in the Board's absolute discretion, may preemptively buy, and the Undersigned shall sell to the Company the number of shares set forth in the notice on the terms set forth in this paragraph. On the death of Undersigned during the Lock-Up Period, the Company shall buy, and the executor, administrator, or personal representative of the Undersigned will sell to the Company, all of the shares owned by the Undersigned at the time of his death at the price and on the terms set forth in this paragraph. The purchase price shall be two cents ($.02) per share, subject to all stock splits. It is understood that the purchase price, determined as set forth above, shall be the Undersigned's basis and value of the purchased shares for all tax purposes. In the event such value is later increased by any federal or state taxing authority, any tax liability resulting from such increase shall be borne by the Undersigned, or his executor, administrator, or personal representative or as the case may be.

         The Undersigned further agrees that all of the rights, authority and preemptive provisions granted to the Company's Board pursuant to this Lock-Up Agreement may be transferred by the Company's Board to any NASD member firm that participates in the proposed public offering of the Company's securities.

         Certificates for all certificated shares transferred according to this Agreement, shall be delivered to the receiving party by the transferring party not later than 15 days after the record
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date of the transfer. Then the transferring party, or his estate, shall cease to be a shareholder of the Company with respect to such shares.

         Any notice required to be given pursuant to this Agreement shall be sent, and shall be considered to have been delivered on the date when sent by prepaid United States registered or certified mail, return receipt requested, properly addressed to the party to receive it, as follows: Notices to be sent to the Company shall be addressed to it at 4665 W. Bancroft, Toledo, Ohio 43615, attention of the President: Notices to be sent to the Undersigned shall be sent to him at his address as shown on the Company's stock records unless a different address has been designated in writing.

         This Agreement shall bind and, unless inconsistent with its provisions, shall insure to the benefit of the executor, administrator, or personal representative, and the heirs and assigns of the Undersigned.

         This Agreement is executed and is to be performed in Ohio, and shall be governed by and construed in accordance with the laws of the State of Ohio.

         The Undersigned understands that the Company will undertake the public offering in reliance upon this Lock-Up Agreement.

                                        Very truly yours,

                                        /s/ Eric V. Jelinger

                                        Eric V. Jelinger

Approved by Unitrend, Inc.:



By: /s/ Conrad A.H. Jelinger
----------------------------
        President